                                                                    EXHIBIT 99.1

NEWS                                                       Duquesne
                                                           Light
                                                           411 Seventh Avenue
                                                           Pittsburgh, PA  15219


CONTACT:  Barry Kukovich                                   FOR IMMEDIATE RELEASE
          (412)-393-4060


           DUQUESNE LIGHT, FIRSTENERGY EXCHANGE POWER PLANT INTERESTS

Pittsburgh, PA -- March 26, 1999 - Duquesne Light Company announced today that it has executed definitive agreements providing for the exchange of its partial interests in five power generation stations for three wholly-owned generating facilities from FirstEnergy Corp. The three fossil-fired plants that Duquesne will receive have an aggregate net demonstrated capacity of 1,323 MW and two of those plants, Avon Lake and Niles, are located in Ohio while the other facility, New Castle, is located in Western Pennsylvania. The ownership interests transferred by Duquesne to FirstEnergy include the Beaver Valley and Perry nuclear stations and the fossil-fired Mansfield, Eastlake and Sammis plants which represent an aggregate net demonstrated capacity of 1,400 MW. The five plants are all co-owned by FirstEnergy which operates each of the facilities with the exception of Beaver Valley.

The generation swap with FirstEnergy is another significant step in Duquesne's effort to strategically reposition the company. Duquesne will incorporate its three new facilities into a portfolio of generating assets totaling 2,614 MW to be divested in a formal auction process set to begin in April 1999. Duquesne will also include four wholly-owned, fossil-fired stations (Cheswick, Elrama, Brunot Island and Phillips) located in and around the city of Pittsburgh in its auction. Duquesne's asset auction will be the first of its kind in the ECAR market, which serves customers in all or a portion of seven Midwestern states. The proceeds from the auction will be used to mitigate Duquesne's stranded costs.

Duquesne will also be conducting a parallel auction process for all its retail supply business, which represents the opportunity to supply the provider of last resort service (POLR), at pre-determined fixed rates, for all of Duquesne's 580,000 customers who do not choose an alternative generation supplier. The auction of Duquesne's retail supply business is notable because it is the first auction of its type outside of the New England region and it would be one of the largest single market transactions ever. The concurrent auction of Duquesne's generating assets and retail supply business is a unique opportunity for a purchaser to acquire the first competitive integrated energy supply business in the U.S.

Certain aspects of the generation swap are subject to regulatory approvals by agencies including the Pennsylvania Public Utility Commission, Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. Duquesne anticipates making the requisite regulatory filings before these agencies in April 1999. The swap is expected to close by year end 1999.